Exhibit 99.1

PEMEX AND BLOCK 7 CONSORTIUM SIGN PRE-UNITIZATION AGREEMENT

SEP 20, 2018

MEXICO CITY, Sept. 20, 2018 / PRNewswire / — Petróleos Mexicanos (Pemex) and Talos Energy (NYSE:TALO), as operator of the Block 7 Consortium, are pleased to announce that Pemex and the international Block 7 Consortium (Talos Energy, Sierra Oil and Gas, and Premier Oil) have signed a Pre-Unitization Agreement (PUA) related to certain tracts within the Amoca-Yaxche-03 allocation (assigned to Pemex as part of Round 0) and the contiguous Block 7 production sharing contract (assigned to the consortium by the National Hydrocarbons Commission as part of the first tender of Round 1). Both areas are situated in the offshore portion of Mexico’s prolific Southeast Basin.

This is the first Pre-Unitization Agreement ever to be signed in Mexico. Under the country’s recently revamped legal and regulatory framework, this two-year agreement enables information sharing related to the recently announced Zama discovery and its potential extension into Pemex’s neighboring block. It also sets a clear path for the signing of a Unit Agreement and Unit Operating Agreement in the event a shared reservoir is confirmed, as it establishes a defined process based on international practices to determine the resulting participation of each party in the potential overall development.

As a result of the agreement, both parties will immediately form a Working Group, with the objectives of maximizing operational and informational efficiencies, defining activities on each tract that optimize the collection of data in the area, and reducing any potential hazards, all to maximize the benefits for México. The Working Group will be comprised by legal and technical representatives from the member companies.

The PUA has previously been approved by the Ministry of Energy (SENER).

About Pemex

Pemex is the largest company in Mexico. It operates through the whole chain of value of the industry, from exploration and production -upstream- to industrial transformation, logistics and marketing –downstream.

About the Consortium

The Block 7 Consortium comprises Talos Energy (Operator, 35% interest), Sierra Oil and Gas (40%) and Premier Oil (25%).

About Talos Energy

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

About Sierra Oil & Gas

Sierra Oil and Gas is based in Mexico City, and is the leading and largest independent company in Mexico. Sierra Oil & Gas and its international partners, have won 6 blocks in highly competitive auctions carried out by CNH in Mexico’s southeast basin, by offering the highest government take in each round and a total of six commitment wells combined. Sierra Oil & Gas philosophy is totally entrepreneurial, with an experienced team and core values such as transparency, corporate ethics, and international governance practices. Sierra Oil and Gas has established leading collaboration with academic institutions UNAM and ITAM as well with Instituto Mexicano del Petroleo (IMP) to advance research, education and training in Mexico’s oil and gas sector. Sierra Oil & Gas is backed by prestigious equity firms Riverstone, EnCap Investments and BlackRock, as well as Afores (Mexican retirement and pension funds) through local investment instruments CKD’s, from Riverstone (RIVERCK15) and BlackRock (ICUA2CK14).

About Premier Oil

Premier Oil is a FTSE 250 independent exploration and production company with oil and gas interests in the UK, Vietnam, Indonesia, the Falkland Islands, Mexico and Brazil.

Press contacts

Pemex

Carmen Rocha Maguey

+ 521 55 74813994

mcrocham01@pemex.com

Talos Energy

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com